Exhibit 99.1

DuPont Fabros Technology, Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements as of and for the nine months ended September 30, 2007 are derived from our audited and unaudited financial statements and are presented as if our initial public offering (“the IPO”) had occurred on September 30, 2007 for the pro forma condensed consolidated balance sheet and as of January 1, 2006 for the pro forma condensed consolidated statements of operations.

Upon completion of the IPO, we engaged in a series of transactions, referred to as the formation transactions, that consolidated the ownership of Safari Ventures LLC (“Safari”) and our Acquired Properties (collectively, the entities noted in the table below), including contract rights to acquire properties, facilitate this offering, raise necessary capital to repay existing indebtedness, and enable us to qualify as a REIT for federal income tax purposes. The pro forma adjustments reflect the repayment of certain debt, the additional operating expenses we expect to incur following the completion of this offering, the elimination of other property management expenses and fees, the issuance of operating units of our OP for the contribution of Safari, the Acquired Properties, certain technical services, property management, development, leasing and asset management agreements to us, and the issuance of our common shares in the IPO and application of the net proceeds thereof. In addition, our pro forma operating results reflect the ownership of all of our properties for the relevant periods.

The accompanying pro forma condensed consolidated financial statements include the following limited liability companies of Safari and the Acquired Properties:

Entity/Property Name	Belongs to
Rhino Interests LLC (ACC2)	Safari
Quill Interests LLC (ACC3)	Safari
Grizzly Interests LLC (ACC4)	Acquired Properties
Lemur Ventures LLC (VA3)	Safari
Porpoise Ventures LLC (VA4)	Safari
Tarantula Ventures LLC (CH1)	Safari
Whale Ventures LLC (NJ1)	Acquired Properties
Yak Ventures LLC (ACC7)	Acquired Properties
Fox Ventures LLC (ACC5&6)	Safari

The pro forma condensed consolidated financial statements should be read in conjunction with our historical financial statements, including the notes thereto, included in our Forms S-11 and 10-Q. The pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to represent our financial position or results of operations upon completion of our IPO, nor does the information purport to project DFT’s financial position or results of operations as of any future date or for any future periods. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision. These adjustments could materially change the pro forma condensed consolidated financial statements presented in this current report.

DuPont Fabros Technology, Inc.

Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2007

Unaudited

	DuPont Fabros Technology, Inc.	Safari Ventures, LLC	Combined ACC4, ACC7 and NJ1	Pro Forma prior to IPO	Proceeds from IPO	Other Pro Forma Adjustments		Company Pro Forma
(Dollars in thousands)	(A)	(B)	(C)		(D)
Assets:
Income producing property, net	$—	$577,004	$137,153	$714,157	$—	$—		$714,157
Property held for and under development	—	159,279	130,307	289,586	—	22,500	(G)	312,086

Real estate, net	—	736,283	267,460	1,003,743	—	22,500		1,026,243
Cash and cash equivalents	—	22,773	5,060	27,833	678,015	(675,015)		30,833
Restricted cash	—	—	119	119	—	—		119
Rents and other receivables, net	—	8,045	5,971	14,016	—	—		14,016
Lease contracts above market value, net	—	18,524	—	18,524	—	—		18,524
Deferred costs	—	28,112	26,656	54,768	—	(5,414	) (F)	49,354
Prepaid expenses and other assets	7,000	1,111	226	8,337	—	(7,000	) (E)	1,337

Total assets	$7,000	$814,848	$305,492	$1,127,340	$678,015	$(664,929)		$1,140,426

LIABILITIES, SHAREHOLDERS’ EQUITY AND MEMBERS’ EQUITY

Liabilities:
Mortgages and notes payable	$—	$458,863	$226,241	$685,104	$—	$(232,002	) (D)	$226,861	(J)
						(226,241	) (F)
Accounts payable and accrued liabilities	—	70,073	13,719	83,792	—	(12,449	) (F)	71,343
Lease contracts below market value, net	—	36,907	—	36,907	—	—		36,907
Advance rents	—	7,217	452	7,669	—	—		7,669
Due to related parties	7,000	1,216	14,877	23,093	—	(7,000	) (E)	380
						(15,713	) (F)
Interest rate swap liability	—	2,718	—	2,718	—	—		2,718
Tenant security deposits	—	266	—	266	—	—		266

Total liabilities	7,000	577,260	255,289	839,549	—	(493,405)		346,144

Minority interest—operating partnership	—	—	—	—	—	371,565	(H)	371,565
Shareholders’ equity and members’ equity:
Members’ equity	—	237,588	50,203	287,791	—	(287,791	) (H)	—
Common shares and additional paid in capital	—	—	—	—	678,015	(104,557	) (I)	422,717
						(83,774	) (H)
						(66,967	) (F)

Total shareholders’ equity and members’ equity	—	237,588	50,203	287,791	678,015	(543,089)		422,717

Total liabilities, shareholders’ equity and members’ equity	$7,000	$814,848	$305,492	$1,127,340	$678,015	$(664,929)		$1,140,426

See accompanying notes.

DuPont Fabros Technology, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the nine months ended September 30, 2007

Unaudited

	Safari Ventures, LLC	Combined ACC2, VA3, VA4 and CH1 for 1/1/07 to 8/6/07	Combined ACC4, NJ1 and ACC7	Pro Forma Adjustments		Company Pro Forma
(Dollars in thousands)	(AA)	(BB)	(CC)
Revenue:
Base rent	$19,771	$20,057	$4,912	$3,274	(DD)	$48,014
Recoveries from tenants	9,553	15,215	1,384	—		26,152
Other revenue	96	140	27	—		263

Total operating revenues	29,420	35,412	6,323	3,274		74,429

Expenses:
Real estate taxes	382	920	30	—		1,332
Insurance	144	253	69	—		466
Property operating costs	7,810	12,456	919	—		21,185
Management fees	1,521	1,809	347	(3,677	) (EE)	—
Depreciation and amortization	6,729	4,935	1,106	7,352	(DD)	20,122
General and administrative	190	437	87	6,853	(FF)	7,567

Total operating expenses	16,776	20,810	2,558	10,528		50,672

Operating Income	12,644	14,602	3,765	(7,254)		23,757
Other Income and Expense:
Interest income	214	257	129	—		600
Interest expense	(13,862)	(19,070)	(4,433)	25,773	(GG)	(11,592)

Income (loss) from continuing operations before minority interests	(1,004)	(4,211)	(539)	18,519		12,765
Minority interests in continuing operations of operating partnership	—	—	—	(5,971	) (HH)	(5,971)

Income (loss) from continuing operations	$(1,004)	$(4,211)	$(539)	$12,548		$6,794

Earnings per share—basic and diluted from continuing operations						$0.19	(II)

Weighted average common shares outstanding						35,453,833	(II)

See accompanying notes.

1. Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the unaudited pro forma condensed consolidated balance sheet as of September 30, 2007, are as follows:

(A) Represents the balance sheet of DuPont Fabros Technology, Inc. (“the Company” or “DFT”) as of September 30, 2007. The Company was formed on March 2, 2007 and issued 1,000 shares of common stock at par value of $0.001 on July 17, 2007 to the managing members of the Predecessor in connection with the initial capitalization of the Company and activities in preparation for the IPO and the related formation transactions. The Company was formed for the purpose of continuing and expanding the business activities of our Predecessor, Safari and Acquired Properties (together the “Combined Entities”). Upon completion of the IPO, we will conduct all of our activities through our Operating Partnership (the “OP”) and its subsidiaries.

We intend to elect to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable period ending December 31, 2007. As a REIT, we generally will not be subject to federal income taxes to the extent we distribute our REIT taxable income to our stockholders. To maintain our REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property, and the income of our taxable REIT subsidiaries will be subject to taxation at normal corporate rates.

Upon completion of the IPO, we as a limited partner of, and as the sole general partner of the OP, own directly or indirectly a 53.2% interest in the OP and will have control over most major decisions of the OP, including decisions related to the sale or refinancing of the properties.

Upon completion of the IPO, we, directly or through the OP, own interests in four stabilized data centers (ACC2, ACC3, VA3 and VA4), two data centers under development (ACC4 and CH1) and certain other undeveloped properties in Northern Virginia and Piscataway, New Jersey and have contractual rights to acquire interests in land in Santa Clara, California.

Upon completion of the IPO, the Company contributed all cash proceeds from the offering to the OP in exchange for OP units.

(B) Reflects Safari Ventures, LLC’s condensed consolidated balance sheet as of September 30, 2007.

(C) Reflects the combined financial position of our Acquired Properties as of September 30, 2007.

(D) Reflects the sale of 35,075,000 shares of common stock in this public offering, including the underwriters’ overallotment at the initial offering price of $21.00 per share (dollars in thousands, except per share information):

Proceeds from the initial public offering		$736,575
Less cost of initial public offering:
Underwriters’ discounts and commissions (@6.25%)	$46,036
Underwriters’ advisory fee (@0.75%)	5,524
Other costs of offering	7,000

		58,560

Net cash proceeds		$678,015

35,075,000 shares of common stock at $0.001 per share		$35
Additional paid in capital		$677,980

Use of proceeds:
(1) Net repayment of ACC4 debt, including related fees and payable of construction payable and leasing commissions—see proforma adjustment (F)	$315,956
(2) Repayment of a portion of the amount outstanding under our revolving facility	232,002
(3) Payments to Limited Partners—see proforma adjustment (I)	104,557
(4) Acquisition of land in Santa Clara, CA for data center development—see proforma adjustment (G)	22,500
(5) Increase in cash and cash equivalents	3,000

$678,015

(E) Reflects the repayment to affiliates of advances for offering costs incurred prior to the offering, and the reduction in the reported prepaid costs.

(F) Reflects the net repayment of debt and related exit fees and payment of construction payable and leasing commissions at ACC4 upon completion of our initial public offering as follows (dollars in thousands):

Obligation at September 30, 2007
ACC 4 (senior loan)—due December 2009, interest at LIBOR plus 3.5%	$124,881
ACC 4 (senior mezz)—due December 2009, interest at LIBOR plus 10%	52,845
ACC 4 (junior mezz)—due December 2009, interest at 15%	48,515

Subtotal	226,241
Payment of exit fees	41,384
Payment of minimum interest	22,979
Payment of construction payable	9,639
Payment of leasing commissions due to related party	15,713

Total	$315,956

The impact on stockholders’ equity is as follows (dollars in thousands):

Payment of exit fees net of $635 accrued by ACC4 as of September 30, 2007	$(40,749)
Payment of minimum interest net of $2,175 accrued by ACC4 as of September 30, 2007	(20,804)
Write-off of ACC4 deferred loan costs	(5,414)

$(66,967)

(G) Reflects the acquisition of land in Santa Clara, California that will be used for future development of data centers (referred to in this current report as SC1 and SC2). This land is currently under contract and DFT expects the closing to occur in the fourth quarter of 2007.

(H) Reflects recording of minority interests in the OP as a result of an aggregate of 31,162,272 OP units issued to certain owners of Safari and the Acquired Properties who elected to receive OP units as a result of the formation transactions. These units are on an equal basis with the common stock of DFT. Based on a preadjusted stockholders’ equity of DFT, including the effects of the IPO, of $794.3 million and minority ownership interests of 46.8% a total of $371.6 million has been reclassified to minority interests.

(I) Reflects the payment of cash to certain owners of Safari and the Acquired Properties who elected to receive cash versus OP units as a result of the formation transactions.

(J) Mortgages and notes payable as reflected in the pro forma consolidated condensed balance sheet after the IPO are as follows (dollars in thousands):

$200.0 million secured term loan due August 7, 2011	$200,000
Mortgage loan on CH1 due March 1, 2008	25,678
Revolving facility due August 7, 2010	1,183

$226,861

2. Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2007 are as follows:

(AA) Reflects Safari’s historical condensed statements of operations for the nine months ended September 30, 2007.

(BB) Reflects the historical combined operating results for ACC2, VA3, VA4 and CH1 for the period before they were acquired by Safari – January 1, 2007 to August 6, 2007.

(CC) Reflects the historical condensed combined statements of operations of our Acquired Properties for the nine months ended September 30, 2007 to be contributed along with Safari upon the completion of the IPO.

(DD) Reflects the consummation of the IPO formation transactions. The purchase method of accounting is used to reflect the contribution of ACC2, VA3 and VA4 into Safari in the pro forma financial statements of the Company as of January 1, 2006. Operating revenues increased in the pro forma condensed consolidated statements of operations by $3.3 million for the nine months ended September 30, 2007. This increase is due to the resetting of the straight-line rent amounts to January 1, 2006 and the amortization of the below and above market lease contracts, all resulting from purchase accounting in the Safari rollup. Depreciation and amortization expense increased in the pro forma condensed consolidated statements of operations by $7.4 million for the nine months ended September 30, 2007. This increase is due to increasing the value of the income producing properties and Tenant Origination Costs, all resulting from purchase accounting in the Safari rollup.

(EE) Reflects elimination of the management fees and asset management fees paid to affiliated entities. These service contracts were acquired as part of the formation transactions; the Company’s wholly owned subsidiaries will provide such services under the acquired service contracts. Although such management fees are not payable subsequent to the completion of the IPO, the management fees incurred historically have been replaced by direct payments of compensation, rent and other general and administrative expenses that will be paid by the Company subsequent to the completion of the IPO—see pro forma adjustment (FF).

(FF) Reflects our estimates of costs to be incurred related to property management and administration that were previously paid by our affiliates under service contracts that we have acquired—see pro forma adjustment (EE). Also reflects general and administrative expenses that were previously paid for by an affiliate. In addition, we will incur additional general and administrative expenses as a result of becoming a public company, including but not limited to incremental salaries, board of directors fees and expenses, directors’ and officers’ insurance, Sarbanes-Oxley compliance costs, and incremental audit and tax fees. The following table is our current estimate of these additional costs (dollars in thousands).

Nine Months Ended September 30, 2007
Compensation of executive officers & other employees and related overhead	$3,437
Directors fees and related director and officer insurance	750
Filing fees, annual report and related investor expenses.	262
Audit, legal, accounting and other fees	1,950
Other	454

Total general & administrative	$6,853

(GG) Reflects the reduction of interest expense due to the repayment and borrowing transactions related to the repayment of debt relating to ACC2, ACC3, VA3 and VA4 with proceeds from the KeyBank term loan and revolver and the use of proceeds from this offering to repay debt. The following represents the interest expense, including amortization of loan costs and accretion of exit fees, that would have been eliminated had these obligations been repaid as of January 1, 2006. The expenses shown below represent both actual interest expense incurred and pro forma interest expense, including amortization of loan costs and accretion of exit fees, reflected in the pro forma condensed consolidated statements of operations as a result of the transactions described above if such transactions had occurred as of January 1, 2006 (dollars in thousands).

Nine Months Ended September 30, 2007
Historical interest expense for Safari; ACC2, VA3, VA4 and CH1 from January 1, 2007 to August 6, 2007; ACC4; NJ1 and ACC7	$37,365
Interest expense on $200.0 million secured KeyBank term loan (assumes weighted average interest rate of 6.497% including the effect of the interest rate swap)	(9,745)
Interest expense on KeyBank revolver (assumes weighted average interest rate of 7.02%)	(63)
Amortization of loan costs	(1,784)

Reduction in interest expense	$25,773

The purpose of the accompanying pro forma condensed consolidated statements of operations is to reflect the expected continuing impact of the pro forma transactions. Therefore, the one-time expensing of exit fees and the write-off of existing unamortized loan costs have been excluded from the pro forma condensed consolidated statements of operations.

(HH) Reflects the minority interests in the earnings of the OP (dollars in thousands):

Nine Months Ended September 30, 2007
Pro forma income from continuing operations before minority interests	$12,765
Minority percentage	46.8%
Minority interests in continuing operations	$(5,971)

(II) Pro forma earnings from continuing operations per share—basic and diluted are calculated by dividing pro forma consolidated income from continuing operations by the number of shares of common outstanding after our IPO.

Initial capitalization	1,000
Issuance of shares to directors, employees and consultants, net of 70,293 of shares returned for employee tax payments	377,833
Initial public offering	30,500,000
Underwriters’ overallotment	4,575,000

Total REIT shares outstanding	35,453,833

The shares issued to directors, employees and consultants in the above table either vested at the time of the IPO or vest in January 2008 and June 2008 and a one-time charge of $7.9 million related to the vested issuances will be recorded in the fourth quarter of 2007 and a charge of $0.8 million related to the restricted shares will be recorded in the fourth quarter of 2007. Also, certain employees and consultants will receive 290,123 LTIP Units in the aggregate in the OP that were fully vested at the time of the IPO, which have been excluded from total REIT shares outstanding, and a one-time charge of $5.6 million will be recorded in the fourth quarter of 2007.

In addition, the Company paid consideration of $0.4 million and 4,737,161 OP units, or an aggregate of approximately $99.9 million based on our initial public offering price of $21.00 per share, to members of our senior management team related to the contribution of the asset management, leasing and development contracts of our initial properties. In addition, the Company paid consideration of $5.2 million and 3,379,745 OP units, or an aggregate of approximately $76.2 million based on our initial public offering price of $ 21.00 per share, to members of our senior management team related to the contribution of the property management contracts of our initial properties. After the contribution of these contracts for the asset management, leasing and development of the properties, the Company will be self-managed and, therefore, these contracts will not generate any additional cash flow on a consolidated basis. Accordingly, from the perspective of the Company these contracts do not qualify to be recorded as intangible assets and the consideration paid represents a settlement of these arrangements. Accordingly, the consideration paid of $176.0 million will be reflected as a one-time expense in the fourth quarter of 2007 with a corresponding credit to equity.

The purpose of the accompanying pro forma income statements is to reflect the expected continuing impact of the pro forma transactions. Therefore, these one-time charges have been excluded from the unaudited pro forma condensed consolidated statements of operations.